Exhibit 99.1

American Eagle Outfitters Raises Second Quarter Guidance

EPS of $0.19 to $0.21 Now Expected

Pittsburgh - August 1, 2012 -- American Eagle Outfitters, Inc. (NYSE: AEO) announced that it is raising its second quarter adjusted EPS outlook to $0.19 to $0.21, compared to adjusted EPS of $0.13 last year. The revised outlook is primarily due to stronger than expected sales. The company's previous second quarter adjusted EPS guidance was $0.13 to $0.15 per diluted share. As previously announced, results exclude the 77kids business and restructuring charges.

Net sales for the second quarter increased 11% to $740 million compared to $669 million last year. Comparable store sales increased 9%, including sales from AEO direct.

Robert Hanson, chief executive officer stated, "Continuing the strength from the first quarter, we saw improvements across our product assortments, our brands and geographic regions during the second quarter. We successfully pulled back promotional activity, while maintaining increased traffic and transactions. As we look forward, our greater goal is to deliver consistent performance and strong returns over the long term."

The company expects to provide a third quarter outlook with the second quarter earnings release on August 22nd. Management will host a conference call and real time webcast at 9:00 a.m. Eastern Time on that date. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.ae.com to access the webcast and audio replay.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters and Aerie brands. The company operates more than 1,000 stores in North America, and ships to 77 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at approximately 35 international franchise stores in 12 countries. For more information, please visit www.ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT: American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300